SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 9, 2003
                                                        ---------------

                         FRANKLIN ELECTRIC CO., INC.
                         ---------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           INDIANA                        0-362                35-0827455
           -------                        -----                ----------
(STATE OR OTHER JURISDICTION OF        (COMMISSION          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)         FILE NUMBER)        IDENTIFICATION NO.)

         400 EAST SPRING STREET
           BLUFFTON, INDIANA                                  46714
           -----------------                                  -----
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

                               (260) 824-2900
                               --------------
            (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

The following exhibit is furnished pursuant to Item 12: (99) Press Release, dated October 9, 2003 issued by Franklin Electric Co., Inc.


Item 9.  Regulation FD Disclosure
---------------------------------

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

On October 9, 2003, Franklin Electric Co., Inc. issued a press release setting forth its third-quarter 2003 earnings. A copy of the press release is attached hereto as Exhibit (99) and hereby incorporated by reference.




                                  SIGNATURES
                                  ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       FRANKLIN ELECTRIC CO., INC.
                                       ---------------------------
                                              (Registrant)




Date  October 13, 2003          By  /s/ Gregg C. Sengstack
      ----------------              ---------------------------------
                                    Gregg C. Sengstack, Senior Vice
                                    President and Chief Financial
                                    Officer and Secretary (Principal
                                    Financial and Accounting Officer)










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                                Exhibit Index
                                -------------

EXHIBIT NO. (99) Press release, dated October 9, 2003 issued by Franklin Electric Co., Inc.

                                                                    Exhibit 99
ADDITIONAL EXHIBITS

Press Release
-------------

For Immediate Release                                  For Further Information
                                                  Refer to: Gregg C. Sengstack
                                                                  260-824-2900

                          FRANKLIN ELECTRIC COMPANY
                     REPORTS INCREASED INCOME AND SALES
             FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2003

Bluffton, Indiana-October 9, 2003--Franklin Electric Co., Inc. (NASDAQ:FELE) reported record third quarter 2003 diluted earnings per share of $0.93, a 9 percent increase from $0.85 for the third quarter of 2002. Third quarter 2003 net income was a record $10.5 million, an increase of 9 percent from $9.6 million for the same period a year ago. For the first three quarters of 2003, diluted earnings per share were a record $2.12, an increase of 8 percent compared to 2003 earnings per share of $1.96, and net income was a record $23.9 million, an increase of 7 percent compared to last year's $22.3 million.

Sales for the third quarter of 2003 were a record $99.7 million, an increase of 3 percent compared to sales of $97.1 million for the same period a year ago. Foreign currencies, particularly the euro, strengthened relative to the U.S. dollar since the third quarter of 2002. The impact of this change in exchange rates was a $3.7 million increase in the Company's reported third quarter 2003 sales. For the first three quarters of 2003, sales were a record $263.3 million, an increase of 2 percent compared to 2002 sales of $258.9 million. The impact of strengthening foreign currencies on the first three quarters of 2003 was an $11.3 million increase in the Company's reported sales. In addition, the year on year impact of the inclusion of the sales of Intelligent Controls, Inc. ("INCON"), acquired by the Company in July 2002, was an increase in sales of $4.1 million in the first three quarters of 2003 compared to last year.

Operating earnings in the third quarter of 2003 were $15.8 million, up slightly compared to $15.6 million a year ago. For the first three quarters of 2003, operating earnings were $36.0 million compared to last year's $35.0 million.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, "We are pleased that our earnings increased in spite of reduced unit sales in one of our key markets. Last year we had unusually strong sales in the North
American Residential water well market as drought conditions prevailed over much of the East coast. This year our residential water sales have fallen back to normal levels. We were pleased with the growth of our motor sales to the agricultural, industrial and municipal markets during the quarter; and we were also encouraged by the continuing improvement of our fueling systems business.During the quarter we completed the construction and moved into our new motor components facilities in the Czech Republic and China; and we initiated the construction phase of the planned expansion of our motor plant in Linares Mexico. Also during the quarter our Board approved the construction of a new motor plant in the Czech Republic. These initiatives - which will require approximately 2 years to complete - will result in moving a significant amount of our production to lower cost regions of the world.

North America water systems products sales were down slightly in the third quarter as compared to last year. The decrease during the quarter reflected continued weak demand in the market attributed to extremely wet weather conditions throughout the Eastern half of the country partially offset by strong export sales.

Water System sales in Europa (Europe, the Middle East and North Africa) were up due primarily to sales in the Middle East. South Africa showed higher quarter over quarter sales. Sales in the Asia/Pacific region were higher as well.

Sales of the SubDrive(tm) family of electronic drive systems for water wells continued to grow quarter over quarter. Another SubDrive(tm) product will be launched in the fourth quarter further extending the product line.

Fueling system product sales continued to strengthen in the quarter and margins were up significantly as compared to the first half of the year and the third quarter last year. The integration of INCON remained on schedule.

Third quarter industrial motor products sales were down primarily due to the slowness of the market. During the quarter, the Company started sales of its new V Series(tm) product line manufactured in China. The Company's HydroDuty(tm)(patents pending) product line was made commercially available at the end of the quarter as well."

Franklin Electric, a technical leader in electric motors, drives and controls, is the world's largest manufacturer of submersible water and fueling systems motors, a manufacturer of underground fueling systems hardware and flexible piping systems and a leader in engineered industrial motor products.
                                   ########

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company's business and industry, market demand, competitive factors, supply constraints, technology factors, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

                         FRANKLIN ELECTRIC CO., INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME


(In thousands, except per share amounts)

                                     Third Qtr. Ended   Nine Months Ended
                                     ----------------   -----------------
                                    Sept 27,  Sept 28,  Sept 27,  Sept 28,
                                      2003      2002      2003      2002
                                      ----      ----      ----      ----

Net sales                            $99,685  $97,125   $263,303  $258,876

Cost of sales                         68,917   67,572    183,780   184,872
                                     -------  -------   --------  --------

Gross Profit                          30,768   29,553     79,523    74,004

Selling and administrative expenses   14,933   13,957     43,567    39,046
                                     -------  -------   --------  --------

Operating income                      15,835   15,596     35,956    34,958

Interest expense                        (313)    (367)      (975)   (1,026)
Other income                              14       61        248       268
Foreign exchange gain /(loss)           (278)    (327)       404       777
                                     -------  -------   --------  --------

Income before income taxes            15,258   14,963     35,633    34,977

Income taxes                           4,745    5,335     11,724    12,661
                                     -------  -------   --------  --------

Net income                           $10,513  $ 9,628   $ 23,909  $ 22,316
                                     =======  =======   ========  ========


Net income per share:
  Basic                              $  0.97  $  0.89   $   2.22  $   2.07
                                     =======  =======   ========  ========

  Diluted                            $  0.93  $  0.85   $   2.12  $   1.96
                                     =======  =======   ========  ========

Weighted average shares and equivalent
  shares outstanding:

  Basic                               10,813   10,824     10,783    10,781
                                     =======  =======   ========  ========

  Diluted                             11,357   11,326     11,286    11,388
                                     =======  =======   ========  ========

                          FRANKLIN ELECTRIC CO., INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)                              Sept. 27,     Dec. 28,
                                              2003          2002
                                              ----          ----
ASSETS:

Cash and equivalents                        $ 18,064     $ 20,133
Receivables                                   34,302       31,711
Inventories                                   53,233       48,268
Other current assets                          13,262       12,897
                                            --------     --------
Total current assets                         118,861      113,009
                                            ========     ========

Property, plant and equipment, net            77,740       76,033
Goodwill and other assets                     69,975       69,541
                                            --------     --------
Total Assets                                $266,576     $258,583
                                            ========     ========

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
  debt and short-term borrowing             $  1,477     $  1,467
Accounts payable and accrued liabilities      50,689       48,780
                                            --------     --------
Total current liabilities                     52,166       50,247

Long-term debt                                15,923       25,946
Employee benefit plan obligations             20,868       23,988
Other long-term liabilities                    5,386        5,264

Shareowners' equity                          172,233      153,138
                                            --------     --------
Total liabilities and shareowners' equity   $266,576     $258,583
                                            ========     ========

                          FRANKLIN ELECTRIC CO., INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                    Nine Months Ended
                                                  -----------------
                                               Sept 27,      Sept 28,
                                                 2003          2002
                                                 ----          ----
Cash flows from operating activities:
  Net income                                   $23,909       $22,316
  Adjustments to reconcile net income to net
    cash flows from operating activities:
    Depreciation and amortization               10,329         9,848
    Loss on disposals of plant
      and equipment                                436             2
    Changes in assets and liabilities:
      Receivables                               (1,083)            1
      Inventories                               (2,882)        3,504
      Accounts payable and other accrued
        expenses                                 1,992         1,096
      Employee benefit plan obligations         (3,245)          885
      Other, net                                  (915)       (1,965)
                                               -------       -------
        Net cash flows from
          operating activities                  28,541        35,687
                                               -------       -------
 Cash flows from investing activities:
  Additions to plant and equipment              (8,925)       (9,016)
  Proceeds from sale of plant and
    equipment                                      243            19
  Additions to deferred assets                    (433)      (14,232)
  Cash paid for acquisitions, net of cash
    acquired                                       -         (30,344)
  Proceeds from maturities of marketable
    securities                                     -           2,999
                                               -------       -------
     Net cash flows from
      investing activities                      (9,115)      (50,574)
                                               -------       -------
 Cash flows from financing activities:
  Borrowing on long-term debt                    6,648         8,350
  Repayment of long-term debt                  (18,407)         (208)
  Borrowing on line of credit
    and short-term borrowings                   11,000         3,000
  Repayment of line of credit
    and short-term borrowings                  (11,024)       (3,013)
  Proceeds from issuance of common stock         3,282         1,731
  Purchases of common stock                     (9,782)       (2,253)
  Reduction of loan to ESOP Trust                  233           232
  Dividends paid                                (4,420)       (4,098)
                                               -------       -------
    Net cash flows from
      financing activities                     (22,470)        3,741
                                               -------       -------
Effect of exchange rate changes on cash            975           935
                                               -------       -------
Net change in cash and equivalents              (2,069)      (10,211)
Cash and equivalents at beginning of period     20,133        20,750
                                               -------       -------
Cash and equivalents at end of period          $18,064       $10,539
                                               =======       =======